EXHIBIT 99

SPS Commerce Appoints New Board Member James Ramsey

James Ramsey Brings Expertise in Growing Sales Organizations to SPS Commerce’s Board of Directors

MINNEAPOLIS, March 10, 2014 (GLOBE NEWSWIRE) — SPS Commerce (Nasdaq: SPSC), a leading provider of on-demand supply chain management solutions, today announced that it has appointed James Ramsey to its board of directors effective March 10, 2014.

Mr. Ramsey served as Executive Vice President, Worldwide Sales and Distribution at NetSuite from 2011 to 2013 and as Senior Vice President, Worldwide Sales and Distribution from 2009 to 2011. Prior to joining NetSuite in 2003, he spent 8 years at Oracle as a director managing telesales.

“We are pleased to welcome James Ramsey to our board of directors,” said Archie Black, President and CEO of SPS Commerce. “James’ leadership roles at both Netsuite and Oracle will be a great asset to SPS Commerce. He has demonstrated success in rapidly scaling sales organizations while contributing to overall growth. We look forward to working with him as we expand our sales organization and continue to grow SPS Commerce.”

About SPS Commerce

SPS Commerce perfects the power of trading partner relationships with the industry’s most broadly adopted, retail cloud services platform. As a leader in cloud-based supply chain management solutions, we provide prewired, proven integrations and comprehensive retail performance analytics to thousands of customers worldwide. With a singular focus on the retail marketplace, we revolutionized traditional EDI systems by developing a platform that enables highly cost-effective and reliable trading partner collaboration. SPS Commerce has achieved 52 consecutive quarters of revenue growth and is headquartered in Minneapolis. For additional information, please contact SPS Commerce at 866-245-8100 or visit www.spscommerce.com.

SPS COMMERCE, SPSCOMMERCE.NET, and RETAIL UNIVERSE are marks of SPS Commerce, Inc. and Registered in U.S. Patent and Trademark Office. INFINITE RETAIL POWER, SPS, SPS logo and others are further marks of SPS Commerce, Inc. These marks may be registered or otherwise protected in other countries.

CONTACT:

Investor Relations

The Blueshirt Group

Nicole Gunderson

Stacie Bosinoff

415-217-7722

spsc@blueshirtgroup.com

Media Relations

Kay Rindels

SPS Commerce

866-245-8100

krindels@spscommerce.com